EXHIBIT 10.2

BODY CENTRAL CORP.

NON-QUALIFIED STOCK OPTION AGREEMENT

NON-PLAN INDUCEMENT GRANT

THIS AGREEMENT dated as of February 5, 2013, between Body Central Corp., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in paragraph 1 below, currently residing at the address set out at the end of this Agreement (the “Optionee”).

1.                                      Grant of Option. The Company grants to you, the Optionee identified in the table below, an option (the “Option”) to purchase from the Company all or any part of a total of the number of shares identified in the table below (the “Optioned Shares”) of the common stock, par value $0.001 per share, of the Company (the “Stock”), at the exercise price per share set out in the table below as an inducement grant made pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.  For the avoidance of doubt, this Option is not issued under the Body Central Corp. Amended and Restated 2006 Equity Incentive Plan, as amended (the “Plan”) and does not reduce the share reserve under the Plan.  However, for interpreting the applicable provisions of this Option, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Option as if such Option had actually been issued under the Plan.

Optionee                                                                                                                                             Brian P. Woolf

Number of Shares                                                                                          300,000

Exercise Price Per Share                                                   $7.94

Grant Date                                                                                                                                 February 5, 2013

Expiration Date                                                                                                     February 5, 2023

2.                                      Character of Option.  This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.                                      Expiration of Option.  This Option shall expire at 5:00 p.m. Eastern Time on the Expiration Date identified in the table above or, if earlier, the earliest of the dates specified in whichever of the following applies:

(a)                                 If the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment or other association ends.

(b)                                 If the termination of your employment or other association is due to any other reason (other than for cause), three (3) months after your employment or other association ends.

(c)                                  If the Company terminates your employment or other association for cause, or if at the termination of your employment or other association the Company had grounds to terminate your employment or other association for cause (whether then or thereafter determined), immediately upon the termination of your employment or other association.

4.                                      Exercise of Option. Until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. The procedure for exercising this Option is described in Section 7 of the Plan; provided that you may also exercise by a “net exercise” arrangement pursuant to which the Company will reduce the number of Optioned Shares issuable upon exercise by the largest whole number of Optioned Shares with a Market Value that does not exceed the aggregate exercise price.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment
75,000	February 5, 2014
18,750	May 5, 2014
18,750	August 5, 2014
18,750	November 5, 2014
18,750	February 5, 2015
18,750	May 5, 2015
18,750	August 5, 2015
18,750	November 5, 2015
18,750	February 5, 2016
18,750	May 5, 2016
18,750	August 5, 2016
18,750	November 5, 2016
18,750	February 5, 2017

5.                                      Transfer of Option.  The right to transfer this Option is subject to the terms of Section 7.6 of the Plan.

6.                                      Incorporation of Plan Terms. As set forth above, this Option is not granted under the Plan but is subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

7.                                      Miscellaneous.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This

Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8.                                      Tax Consequences; Withholding.  The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice. You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Option. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.  You may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued a number of shares with an aggregate Market Value that would satisfy the minimum withholding amount due.

9.                                      Acknowledgment.  By accepting this Option you hereby agree and acknowledge to abide by the Company’s corporate governance and employment policies including, but not limited to, the Policy on Insider Trading Policy and the Code of Business Conduct and Ethics for Employees, Executive Officers and Directors, each as amended and in effect from time to time.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

BODY CENTRAL CORP.

By:	/s/ Donna R. Ecton	/s/ Brian P. Woolf
Brian P. Woolf

Title: Chairman of Compensation Committee of Body Central Corp.’s Board of Directors

[Signature Page to Non-Qualified Stock Option Agreement]